UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2023

CELL MEDX CORP.

(Exact name of registrant as specified in its charter)

NV	000-54500	38-3939625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 - 1130 Pender Street, West Vancouver, British Columbia		V6E 4A4
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(844) 238-2692

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 3.02UNREGISTERED SALES OF EQUITY SECURITIES.

On December 18, 2023, Cell MedX Corp. (the “Company”) entered into agreements to settle debt in the aggregate amount of USD$1,622,693 with shares of the Company’s common stock at a price of USD$0.007 per share for an aggregate of 231,813,310 shares of common stock. (the “Debt Settlement”). Completion of the Debt Settlement will result in a change in control of the Company.

The shares will be issued pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Act”), in offshore transactions to persons who are not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the Act, and pursuant to the provisions of Rule 506(b) of Regulation D of the Act, to the persons who qualify as “accredited investors” as that term is defined under Regulation D of the Act.

ITEM 5.01CHANGES IN CONTROL OF REGISTRANT

On December 18, 2023, Cell MedX Corp. (the “Company”) entered into agreements to settle debt in the aggregate amount of USD$1,622,693 with shares of the Company’s common stock at a price of USD$0.007 per share for an aggregate of 231,813,310 shares of common stock. (the “Debt Settlement”). Completion of the Debt Settlement will result in a change in control of the Company.

As part of the Debt Settlement, David Jeffs will acquire 73,959,728 shares of the Company’s common stock, being approximately 25.1% of the number of shares outstanding following completion of the Debt Settlement.  Family members of Mr. Jeffs will acquire an additional 43,819,083 shares of the Company’s common stock, being approximately 14.9% of the number of shares outstanding following completion of the Debt Settlement.

Amir Vahabzadeh will acquire 61,775,148 shares of common stock, being approximately 21.0% of the number of shares outstanding following the Debt Settlement.  Clemintine Tsang, Mr. Vahabzadeh’s spouse, will acquire an additional 23,676,239 shares of common stock, being approximately 8.0% of the outstanding shares following completion of the Debt Settlement.

Mr. Jeffs and Mr. Vahabzadeh were appointed as directors of the Company prior to entering into agreements with respect to the Debt Settlement. There are no arrangements between the Company and any of the subscribers under the Debt Settlement with respect to the election of directors or other matters.  To the knowledge of the Company, other than the Debt Settlement, there are no other arrangements that might, at a subsequent date, result in a change in control of the Company.

ITEM 5.02APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of Chief Executive Officer and Vice President of Technology and Operations

On December 12, 2023, Mr. Dwayne Yaretz resigned as Chief Executive Officer of the Company and Mr. Brad Hargreaves resigned as Vice President of Technology and Operations of the Company. Mr. Yaretz and Mr. Hargreaves continue to serve as directors of the Company. Mr. Yaretz’s and Mr. Hargreaves’ resignations were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or otherwise.

Appointment of New Chief Executive Officer and Additional Directors

On December 12, 2023, Mr. David Jeffs was appointed as Chief Executive Officer of the Company to fill the vacancy resulting from Mr. Yaretz’s resignation. In addition, the Company’s board of directors was increased to seven (7) directors by the appointment of Mr. Jeffs and Mr. Amir Vahabzadeh as directors of the Company.

From October 2010 to May 2023, Mr. Jeffs acted as the President and Secretary and a director of Live Current Media Inc. (“Live Current”), a media technology company involved in the creator economy, bringing together a select group of companies and technologies to create a platform that powers the independent creator. Mr. Jeffs also acted as the Chief Executive Officer, Chief Financial Officer and Treasurer of Live Current from October 2010 to April 2022.  Mr. Jeffs was also the Chief Executive Officer of Live Current from July 2002 through May 2007 and the President and a director of Live Current Media from July 2002 through September 2007. During his first tenure as CEO of Live Current, Live Current was recognized as one of the fastest growing companies in British Columbia for three years running by Business in Vancouver magazine and as one of the fastest growing companies in Canada for two years in a row by Profit500 magazine. Prior to his position with Live Current, Mr. Jeffs was the president and director of a private corporation trading in consumer goods products. Mr. Jeffs graduated from the University of British Columbia with a Bachelor of Arts where he majored in economics.

Mr. Vahabzadeh has been involved in the Internet and health and wellness industries as an online business owner and consultant for over 15 years. Mr. Vahabzadeh also owned and operated a thoroughbred racing and breeding facility in British Columbia. Mr. Vahabzadeh holds a Bachelor of Arts degree and is a graduate of the University of British Columbia.

As of the date of this report, the Company has not entered into any compensatory contracts or arrangements with Mr. Jeffs or Mr. Vahabzadeh.

A copy of the Company’s news release regarding the above matters is attached to this Form 8-K.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

The following exhibits are provided with this Current Report:

Exhibit Number	Description of Exhibit
99.1	News Release dated December 19, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL MEDX CORP.

Date: December 19, 2023

By: /s/ David Jeffs
David Jeffs,
Chief Executive Officer